Exhibit 99.1

USCorp Announces Letter of Intent to Acquire Additional Arizona Gold and Silver Claims

LAS VEGAS--(BUSINESS WIRE)—January 31, 2005--USCorp (OTCBB: USCS) (Berlin UCP.BER) (WKN A0BLBB) announces a Letter of Intent to acquire a private Arizona corporation which owns mining claims near Kingman, Arizona. On the mining claims is an above-ground gold and silver resource consisting of high-grade tailings.

USCorp is in the process of completing its due diligence on the estimated 400,000 tons of tailings. Preliminary assays indicate there are potentially up to $30 million worth of gold and silver in these tailings which were originally processed from the late 1800s until the beginning of WWII.

Historical records indicate that approximately 20% of the gold and silver taken out of the mine was left in the tailings using the best recovery techniques available at the time. Today, using modern technology and more efficient techniques, up to 90% of the remaining gold and silver can be recovered at a relatively low cost due to the fact that the ore has already been removed from the ground and crushed.

Upon completion of its due diligence, USCorp intends to acquire the private corporation which currently owns the tailings. The company will then apply to the BLM for approval to begin processing the ore. Current preliminary estimates are that the mine could produce up to $30,000,000 worth of gold and silver at today’s prices, at a cost of about $10,000,000 to process all of the tailings.

Robert Dultz, Chairman and CEO said, “We are excited about the potential of this acquisition. The site is easily accessible. The “hard work” of extracting the gold and silver bearing ore has already been done.  We have located a source for the mining equipment on very favorable terms. USCorp could become self-financing by using the profit from this operation to finance and bring our other properties into production. If that scenario works out, we expect to be able to develop all of our properties without the requirement of seeking additional financing. The result would be very little dilution to our shareholders and there would be no need to hedge our production. Due to the geology of most of our property, we expect the cash cost to begin production would be less than current industry averages.”

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the company's Forms 10-KSB, Forms 10-QSB, 8-K and other filings with the U.S. Securities and Exchange Commission. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

USCorp, Las Vegas
Larry Dietz, 702-933-4034
www.uscorpnv.com